As filed with the Securities and Exchange Commission on August 14, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2234473
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania	19610
(Address of principal executive offices)	(Zip Code)

Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as amended

(Full title of the plan)

Carl Sottosanti, Esquire
Senior Vice President and General Counsel
Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania  19610

(Name and address of agent for service)

(610) 373-2400

(Telephone Number, including area code, of agent for service)

With a copy to:

Gerald J. Guarcini, Esquire

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA  19103-2297
(215) 665-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATED OR REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of Registration fee
Common stock $0.01 par value	7,100,000 shares(3)	$10.765	$76,431,500	$9,845

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), which may become issuable under the equity plan being registered pursuant to this Registration Statement by reason of stock splits, stock dividends, recapitalizations or any other similar capital adjustments affected as required by such plans.

(2)  Pursuant to Rule 457(h) of the Securities Act, the registration fee has been calculated based on the average of the high and low prices of the Registrant’s Common Stock on August 11, 2014 on the NASDAQ Global Select Market.

(3)  Represents 7,100,000 shares of Common Stock reserved for issuance under the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

Penn National Gaming, Inc. (the “Company”) is filing this registration statement to register an additional 7,100,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as amended (the “2008 Plan”).  An amendment to increase the number of shares available to be awarded under the Plan by 7,100,000 shares was described in the Company’s definitive proxy statement, filed with the United States Securities and Exchange Commission (the “Commission”) on April 28, 2014, and was approved by the Company’s shareholders on June 12, 2014.  The Company previously filed Registration Statements on Form S-8 to register 2,350,000 shares of Common Stock (File No. 333-176723), filed on September 7, 2011, and 6,900,000 shares of Common Stock (File No. 333-1573669), filed on March 4, 2009, authorized for issuance under the 2008 Plan.  Pursuant to General Instruction E to Form S-8, Part I and Items 4-7 and 9 of Part II of the Company’s Registration Statement on Form S-8 (File No. 333-176723) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.  Only those items of Form S-8 containing new information not contained in the earlier registration statement are presented herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•                                          the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 27, 2014;

•                                          the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2014, filed with the Commission on May 1, 2014 and June 30, 2014, filed with the Commission on August 1, 2014; and

•                                          the Company’s Current Reports on Form 8-K, filed with the Commission on January 13, 2014, January 17, 2014, March 12, 2014, April 30, 2014, June 13, 2014 and June 19, 2014; and

•                                          the description of the Company’s Common Stock included in its registration statement on Form 8-A as filed on May 26, 1994.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.  Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein or in any subsequently filed appendix to this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Third Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the Company shall indemnify, to the fullest extent permitted by applicable law as it exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide greater indemnification rights than the Company was otherwise permitted to provide prior to such amendment), any director or officer of the Company or any employee that is requested, as part of the Company’s disclosure controls and procedures, to provide to the Company a certification or certifications to be used by the Company in connection with the preparation of its periodic reports under the Exchange Act, and any other person approved by the board of directors (each, an “Indemnified Representative”) against all liability, loss and expense (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent, fiduciary or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to an employee benefit plan, its participants or beneficiaries.

The Bylaws provide that the Company shall not indemnify any person in respect of a suit or proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

Expenses incurred by an Indemnified Representative in connection with an indemnified matter shall be paid by the Company in advance of the final disposition of such proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of any such Indemnified Representative to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under applicable law.

The Bylaws provide that to determine whether any indemnification or advance of expenses under is permissible, the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding may, and on request of any person seeking indemnification or advance of expenses shall, reasonably determine (i) in the case of indemnification, whether the standards under applicable law have been met and (ii) in the case of advance of expenses prior to a change of control of the Company, whether such advance is appropriate under the circumstance, provided that each such determination shall be made by outside legal counsel selected by the board of directors if a quorum is not obtainable, or even if obtainable, a majority vote of a quorum of directors who are not parties to the proceeding so directs.  If there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification or advance of expenses and the time such claim is made, at the option of the person seeking indemnification or advance of expenses, the permissibility of indemnification shall be determined by outside legal counsel selected by a majority of the members of the board of directors as constituted immediately prior to any change in control and the advance of expenses shall be obligatory subject to receipt of the undertaking repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.  The Company shall bear the reasonable expenses of any Indemnified Representative in prosecuting a successful claim for indemnification and the fees and expenses of any outside legal counsel engaged to determine permissibility of indemnification or advance of expenses.

If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any liabilities, losses or expenses to which such person may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent for such portion of the liabilities, losses and expenses.  The Bylaws provide that the obligations of the Company to indemnify a director or officer, including, if applicable, the duty to advance expenses, shall be considered a contract between the Company and such Indemnified Representative, and no modification or repeal of any provision related to indemnification in the Bylaws shall affect, to the detriment of the director or officer, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.  The Bylaws provide that the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the board of directors shall deem appropriate.

Item 8.  EXHIBITS

Number	Description

5.1*	Opinion of Ballard Spahr LLP.

10.1

Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company on June 13, 2014).

10.2

Form of Non-Qualified Stock Option Certificate for the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.3

Form of Restricted Stock Award for the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).

10.4

Form of Phantom Stock Unit Award for Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).

10.5

Form of Stock Appreciation Right Award for Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 10-Q for the fiscal quarter March 31, 2014).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ballard Spahr LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-8).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on this 14th day of August, 2014.

PENN NATIONAL GAMING, INC.

By:	/s/ Timothy J. Wilmott
Timothy J. Wilmott
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl Sottosanti and Saul V. Reibstein, and each or any one of them, his or her true and lawful Attorneys-in-Fact (the “Attorneys-in-Fact”), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said Attorneys-in-Fact, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said Attorneys-in-Fact, or any of them, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Wilmott	President and Chief Executive Officer	August 14, 2014
Timothy J. Wilmott	(Principal Executive Officer)

/s/ Saul V. Reibstein	Senior Vice President Finance and Chief Financial Officer	August 14, 2014
Saul V. Reibstein	(Principal Financial Officer and Principal Accounting Officer)

/s/ Peter M. Carlino	Chairman of the Board	August 14, 2014
Peter M. Carlino

/s/ Harold Cramer	Director	August 14, 2014
Harold Cramer

/s/ David A. Handler	Director	August 14, 2014
David A. Handler

/s/ John M. Jacquemin	Director	August 14, 2014
John M. Jacquemin

/s/ Barbara Shattuck Kohn	Director	August 14, 2014
Barbara Shattuck Kohn

/s/ Ronald J. Naples	Director	August 14, 2014
Ronald J. Naples

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1*	Opinion of Ballard Spahr LLP.

10.1

Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed by the Company on June 13, 2014).

10.2

Form of Non-Qualified Stock Option Certificate for the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008).

10.3

Form of Restricted Stock Award for the Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009).

10.4

Form of Phantom Stock Unit Award for Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010).

10.5

Form of Stock Appreciation Right Award for Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 10-Q for the fiscal quarter March 31, 2014).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ballard Spahr LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-8).

*Filed herewith.